Exhibit 10.1

BIOCANCELL THERAPEUTICS ISRAEL, LTD.

EMPLOYMENT AGREEMENT

With

JONATHAN BURGIN

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made this 21st day of February, 2011 by and between BioCancell Therapeutics Israel, Ltd. whose registered address is 8 Hartom St, Har Hotzvim, POB 45389 Jerusalem Israel 91451, Israel (the “Company”) and Jonathan Burgin (I.D. No. 012714515) of 11 Hativat Harel Street, Raanana 43588 (the “Employee”), each “Party” and together “Parties”.

WHEREAS, the Employer wishes to employ the Employee in the Position set forth hereunder; and

WHEREAS, the Employee has declared that he has the required knowledge, experience and expertise to fulfill the said Position under the terms set forth herein; and

WHEREAS, the Company wishes, based on the Employee's aforementioned declaration, to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the Parties desire to state the entire terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

1.	Contents of Agreement/Definitions

1.1.	The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

1.2.	The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.3.	This Agreement is in lieu of the notification of the terms of employment that is required under the applicable law.

1.4.	The Employee represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

1.5.	The Company represents that no provision of any law, regulation, agreement or other document prohibits it from entering into this Agreement.

1.6.
The Company represents that prior to signing this Agreement its' Board of Directors and the Board of Directors of BioCancell Therapeutics Inc., a company which owns all the share capital of the Company (the "Parent")  have both approved the terms of this Agreement.

1.7.	References to the masculine gender shall include the feminine, unless the context otherwise requires.

2.	Employment and Position

2.1.
Employee’s employment with the Company shall commence as of the commencement date set forth in Exhibit A hereto (the "Commencement Date") and shall continue for an unfixed period of time, unless terminated in accordance with the terms of this Agreement.

2.2.	The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by Company in the position of Chief Financial Officer of the Company (the "Position").

2.3.
As part of the requirements of the Position, the Employee will also act as the CFO of the Company's parent Company, BioCancell Therapeutics Inc. (the "Parent"). It is hereby clarified that the employment relations will only exist between the Company and the Employee, and that for his position as Parent's CFO the Employee will not be entitled to additional remuneration, beyond the payments and benefits described in this Agreement.

2.4.	The Employee shall report regularly to the Company's CEO (the "Supervisor").

3.	Employee’s Duties

Employee affirms and undertakes throughout the term of this Agreement:

3.1.
To devote his entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties to the Company, to perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position, and to comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

3.2.	To travel abroad from time to time if and as may be required pursuant to his Position.

3.3.
Not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with the Company, without the Company’s prior written authorization.

3.4.
To immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company (including its affiliates) and/or the interests of the Company (including its affiliates).

3.5.
Not, without the prior written authorization of the Company, publish or distribute to anyone outside the Company any information or material attributed to the Company (including its affiliates) or in which the Employee is identified as the employee of the Company (including its affiliates). This section will not apply to information or material which is published or distributed by the Company as part of the Company's regular course of business.

3.6.
Not, without the prior written consent of the Company, to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

3.7.	To adhere to any applicable law or provision, pertaining to his employment.

3.8.	To protect the good name of the Company and not to perform any act that may bring the Company into disrepute.

3.9.
To agree to the transfer of any information concerning the Employee and held by the Company to a database (including a database located abroad) and to third parties in general, as is reasonable for business purposes or in pursuit of the Company's business interests.

3.10.
To agree that if necessary for the ongoing business activity of the Company, the Company may enter the Employee's Company's systems and monitor, copy, or transfer and disclose all electronic communications and content transmitted by, or stored in such systems. For such purposes of this section, systems include equipment and software of any kind. Such actions by the Company may be carried out subject to the following conditions: (a) Legitimate and reasonable circumstances exist which require the Company to take such actions; and (b) To the extent possible, the Company has notified the Employee in advance – such notification will include specification of the reasons for such actions; and (c) The Company will receive advice from its legal counsel prior to taking such actions; and (d) The Company will carry out such actions only to the extent necessary, and at the minimal scope possible.

Notwithstanding the abovementioned, the Employee is aware that the Company's IT team, may, from time to time, enter the Employee's computer systems for maintenance purposes (such as updating of software and fixing technical problems). Furthermore, the Employee is aware that the Company's IT team, may, subject to the Employee's approval, enter the Employee's computer systems in order to retrieve information or documents which are required for the ongoing business activities of the Company, and which, at the time of such action, cannot be retrieved by the Employee himself.

3.11.	Time and Attention

3.12.
Employee shall work five days a week, Sunday to Thursday, unless otherwise required by the Company at its sole discretion. However, it is agreed that the Company may require the Employee to work additional hours and/or days in accordance with the needs of the Company, as determined by the Company at its sole discretion. Saturday (Shabbat) shall be the Employee's official weekly rest day.

3.13.
Hours of Work and Rest Law. The Employee agrees and acknowledges that due to the Employee's senior managerial position in the Company and the special amount of trust involved in the position in which the Employee shall be employed, the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) does not apply to the Employee's employment. The employee acknowledges that the set amount of the Monthly Salary (as defined hereunder) agreed upon reflects the requirements of the position to work additional and irregular hours. Therefore, the Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, or work performed on Fridays, Saturdays or Jewish festival holidays. Notwithstanding the foregoing, the Employee shall not generally be required to work on Fridays, Saturdays or Jewish holidays.

Undertaking. The Employee undertakes, by signing this Agreement that he will not sue, and/or demand, and/or claim that he is entitled to any additional payment to his Monthly Salary due to overtime, above his Monthly Salary which includes all the consideration which the Employee is entitled to receive for overtime.

3.15.
Agreed Alternative Payment. If, notwithstanding the agreement of the parties and the Employee’s informed undertaking under this Agreement, it will be decided by a competent court, or any other competent tribunal, either due to Employee’s application or any other source, that the Hours of Work and Rest Law applies to the Employee, and that therefore the Employee is entitled to compensation, or any other additional payments – then the parties  agree that they have made a mutual mistake regarding the amount of the Monthly Salary. Had the parties been aware of such mistake, they would have agreed that the Employee would be entitled to 75% (seventy five percent) of the Monthly Salary (the “Agreed Alternative Payment”). The parties agree that in this event the Monthly Salary should have been the Agreed Alternative Payment, and the Employee shall be obligated to return to the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that the Working Hours and Rest Law applies to Employee, and/or that he was entitled to Overtime Payments – all additional amounts that the Employee received from the Company beyond the Agreed Alternative Payment as defined above (the “Excess Amount”).

3.16.
Each Excess Amount that the Employee will be obligated to return to the Company as mentioned above - shall bear interest and shall be linked to the Cost of Living Index on the Employee’s pay day – as compared to the Index on the day such amount will be returned to the Company.

3.17.
The Company shall be entitled to set off such Excess Amounts against all amounts that the Employee shall be entitled to under this Agreement, or under the decision of the competent court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

4.	Consideration, Benefits and Payments

4.1.	Salary

As payment for the fulfillment of the obligations of the Employee set forth herein, the Company shall pay the Employee the aggregate gross monthly amount of NIS 37,000 ("Monthly Salary"). Each Monthly Salary shall be paid to the Employee no later that the 9th day of the following month for the preceding month.

4.1.2.	As of the date of occurrence of an IPO Event (as defined below) and thereafter, the Employee's Monthly Salary shall be increased to NIS 43,000 (gross).

For the purpose of this Agreement, an IPO Event shall be defined as the effective receipt by the Company of an amount of at least USD 10,000,000 (ten million US Dollars) through the successful consummation of the first public offering by the Company on a United States stock exchange including AMEX or NASDAQ. This includes first listing on such a stock exchange followed by raising of public funds at a later stage. It is hereby clarified that there is no certainty that an IPO Event will occur.

4.1.3.
Recording of Hours. Per the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policy and instructions.

4.2.	Bonus

4.2.1.
Until the time of an IPO Event, the Company shall consider, on an annual basis, the grant of a bonus payment to the Employee in the amount of up to one Monthly Salary, based on the performance of the Employee of pre-defined milestones, as will be determined by the CEO before each annual time period.

4.2.2.
Nothing in this clause shall be construed as the Company’s commitment to the Employee to grant any bonus payments at any time. Any bonus grant shall not form any commitment to the Employee of any kind. Moreover, the Employee waives any claim to custom regarding the bonus. For the avoidance of any doubt, any bonus granted pursuant to this paragraph will not form part of Employee’s social benefits and will not be taken into account for the purpose of calculating the Employee’s social and/or other benefits of any kind.

4.3.	Options.

4.3.1.	Subject to the approval of the Board of Directors of the Parent and the Board of Directors of the Company, the Employee shall be granted with:

4.3.1.1.	220,000 options to purchase 220,000 shares of Common Stock of the Parent (the "Options").

4.3.1.2.	Additional 80,000 options to purchase 80,000 shares of Common Stock of the Parent following an IPO Event (as defined hereinabove) (the “Additional Options”),

4.3.2.
It is hereby agreed that if required, within 30 days of the Commencement Date the Company will publish a private placement report as to the granting of the Options, and will use its best efforts to finalize and allocate the Options immediately after receiving the required approvals.

The Options and the Additional Options shall be granted under and shall be subject to all the terms and conditions of the Parent's 2007 Stock Option Plan, the standard option agreement of the Parent and other customary requirements of the Parent. The Options and the Additional Options shall be subject to the terms of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

4.3.4.	The Options and the Additional Options shall be subject to the following vesting schedule:

4.3.4.1.
The Options - beginning on the Commencement Date (as defined above) and through out the term of this Agreement, 1/16 of the Options (rounded down to the next whole number of options) shall vest on the last day of each calendar quarter, provided that the Employee continues to be employed by the Company on the relevant dates.

4.3.4.2.	The Additional Options shall vest immediately on the day after an IPO Event.

The Options' and Additional Options' exercise price shall be the average price of the Parent's common stock which is registered and traded on the Tel Aviv Stock Exchange, during the 22 trading days prior to the signing of this Agreement.

4.4.	Pension Insurance

The Company and the Employee will obtain and maintain Managers Insurance or a pension fund according to the Employee's choice ("Pension Insurance").

The contributions to the Pension Insurance shall be as follows:

4.4.1.
Company shall contribute an amount equal to thirteen and one third percent (13.33%) of the Monthly Salary (out of which 8.33% are designated for severance payments and 5% are designated for premium payments - “Company Contribution”).

4.4.2.	The Employee shall contribute five percent (5%) of the Monthly Salary (“Employee’s Contribution”) toward the premiums payable in respect of such insurance.

4.4.3.
The Employee hereby instructs the Company to transfer to the Pension Insurance the amounts of the Employee's and the Company's Contributions from each Monthly Salary, on account of the Pension Insurance.

4.4.4.
The Company shall obtain separate Disability Insurance (“Ovdan Kosher Avoda”), for the exclusive benefit of the Employee and shall contribute therefore the lower of: (a) the amount required to cover 100% of the Employee's Monthly Salary; or (b) an amount not exceeding two and a half percent (2.5%) of the Monthly Salary.

4.5.	Advanced Study Fund - Keren Hishtalmut

The Company and the Employee shall open and maintain a Keren Hishtalmut Fund through the fund set forth in Exhibit A to the Agreement (the “Fund”). Use of these funds shall be in accordance with the by-laws of the fund.

The Company shall contribute to the Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each Monthly Salary payment.

With regard to sums contributed by the Company to the Fund which will exceed the limit recognized by the Income Tax Authority from time to time, the following shall apply:

a.	The Company will not gross up any tax payable in respect of such contributions, and the Employee will bear any applicable tax.

b.
If the Employee so requests, amounts exceeding the limit recognized by the Income Tax Authority from time to time shall be paid directly to the Employee with the Monthly Salary instead of being allocated to the Fund. It is hereby agreed that such amounts shall not form part of Employee’s salary for the purpose of entitlement to any social benefits and will not be taken into account for the purpose of calculating the Employee’s social and/or other benefits of any kind (including severance pay).

4.6.	Company car

4.6.1.	The Employee will be entitled to use a company car (including a leased car) equivalent to Group 4 level car, for the purpose of fulfilling his duties to the Company (the “Company Car”).

4.6.2.	Prior to, and as a condition to receiving the Company Car, the Employee shall read and be familiar with the Company’s company car policy ("Car Policy").

4.6.3.
The Company shall pay any tolls charged as a result of driving on toll roads for business purposes, including travel to and from the Company's office. It is clarified that travel on toll roads by the Employee for private purposes will not be paid by the Company.

4.7.	Cellular Phone and Laptop Computer

4.7.1.
The Company shall provide the Employee a cellular phone, will pay for the use, and phone call costs, of that cellular phone used by the Employee in the course of performing Employee’s obligations pertaining to Employee’s Position (the “Cellular Phone”). Employee shall bear any and all taxes applicable to Employee in connection with the Cellular Phone and/or the use thereof.

For the avoidance of any doubt the Cellular Phone will not form part of Employee’s social benefits and will not be taken into account for the purpose of calculating the Employee’s social and/or other benefits of any kind.

4.7.2.
The Company shall provide the Employee with a laptop computer for the Employee's use during his term with the Company, the make and type of which will be agreed together with the Employee (the "Laptop").

4.7.3.
Employee shall return the Cellular Phone and the Laptop (together with its equipment supplied and/or installed therein by Company) to Company’s principal office upon termination of Employee’s employment with Company. Employee shall have no rights of lien or possession with respect to the Cellular Phone and/or any other equipment relating thereto as above mentioned.

4.8.
Annual vacation. Employee shall be entitled to 20 paid vacation days during each year of Employee’s employment. Taking of vacation days shall be coordinated in advance with the Company. Employee may accumulate vacation days and carry them forward provided that at any given time the Employee shall not be entitled to accumulate more than 30 days. Accumulated unused vacation days will be redeemed upon termination of Employment

4.9.	Sick Leave. Employee shall be entitled to such number of working days of paid Sick Leave during each year of employment, as provided by Israeli Labor Law.

4.10.	Dmey Havra’ah (Convalescence Pay). The employee shall be entitled to “Dmey Havra’ah” in accordance with any applicable law.

4.11.
Reserve Duty. The Employee shall bring to the attention of his supervisor any call-up order for military reserve duty immediately upon receipt of the order.

The Employee shall continue to receive his usual Monthly Salary provided for hereunder during periods of military reserve duty.

4.12.	D&O Insurance. The Employee shall be included within the Directors & Officers Insurance Policy of the Company for the duration of his employment with the Company.

4.13.	Professional Fees. The Company shall pay on behalf of the Employee the annual accountant membership fees and the accountant association fees in Israel up to an amount of NIS 3,000.

5.	Confidentiality, Non-Compete and Proprietary Rights

5.1.
The Employee shall, simultaneously herewith, execute the Confidential, Non-Compete and Proprietary Rights Agreement, attached hereto as Exhibit B. For the removal of any doubt, execution of such Confidential, Non-Compete and Proprietary Rights Agreement by the Employee - is a condition precedent to this Agreement becoming effective.

6.	Term and Termination of Employment

6.1.
Employee’s employment under this Agreement shall commence on the Commencement Date and continue for an unfixed period of time. Either Party may terminate the Employee's employment by providing 90 days prior written notice (the “Notice Period”).

Notwithstanding the aforementioned, the Company shall be entitled to terminate this Agreement forthwith with immediate effect, at any time, by providing notice thereof to Employee, where said termination is a termination for Cause (as defined below). In such event, without derogating from the rights of the Company under this Agreement and/or any applicable law, Employee shall not be entitled to any Notice Period or any payment in lieu of any Notice Period.

The following reasons shall be deemed Cause:

(i)	the Employee commits a fundamental breach of this Agreement, including a breach of the covenants in Exhibit B hereto;

(ii)	the Employee performs any act that entitles the Company legally to dismiss him without paying him any severance pay in connection with such dismissal;

(iii)	the Employee breaches his duty of good faith to the Company; or

(iv)	the Employee’s intentional gross misconduct in the performance of his obligations under this Agreement in a manner that causes (or is likely to cause) material harm to the Company.

6.2.
During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to render his services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee's responsibilities.

7.	General Provisions

7.1.
The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of Employee’s employment any proprietary information of any third party, including prior employers of the Employee.

7.2.
Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee’s employment with Company, other than as provided in this Agreement, or as otherwise will be amended in writing between the Parties.

7.3.
Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with Employee’s employment with Company.

7.4.	Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Employee at such time.

7.5.
Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

The Employee’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Employee thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

7.6.
Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, Employee’s heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.

7.7.
This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties hereto.

7.8.
All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

7.9.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

/s/ Uri Danon	/s/ Avraham Hochberg	/s/ Jonathan Burgin
BioCancell Therapeutics Israel, Ltd.		Jonathan Burgin
By: Uri Danon	Avraham Hochberg

Exhibit A

to the Personal Employment Agreement by and between

BioCancell Therapeutics Israel, Ltd. and the Employee whose name is set forth herein

Name of Employee:	Jonathan Burgin
ID No. of Employee:	012714515
Address of Employee:	11 Hativat Harel Street, Raanana 43588
Position in the Company and in the Parent:	Chief Financial Officer
Supervisor:	CEO
Commencement Date:	June 1, 2011
Notice Period:	90 days
Monthly Salary	NIS 37,000 (gross) After IPO Event, NIS 43,000(gross).
Amount of vacation Days per Year:	20 workdays
Sick Leave Days per Year:	Per Applicable Law.
Keren Hishtalmut (Education Fund)	Entitled
Options to Purchase Company Shares	Per the provisions set forth in the Agreement.
Company car	Entitled for Group 4 car USE OF COMPANY CAR IS SUBJECT TO PROVISIONS SET FORTH IN COMPANY CAR POLICY
Cell Phone	Entitled.

/s/ Uri Danon	/s/ Avraham Hochberg	/s/ Jonathan Burgin
BioCancell Therapeutics Israel, Ltd.		Jonathan Burgin
By: Uri Danon	Avraham Hochberg

EXHIBIT B

to the Personal Employment Agreement by and between

BioCancell Therapeutics Israel Ltd. (the "Company") and the Employee whose name is set forth herein
CONFIDENTIALITY, NON-COMPETE AND PROPRIETARY RIGHTS

1.           My obligations under this Confidentiality, Non-Compete and Proprietary Rights Agreement (hereafter in this Exhibit B, “Agreement”) are towards the Company and towards its parent company, subsidiaries and affiliates and successors, as such may be from time to time, including a Company that in the event of M&A will buy the Company's operations and/or activities in whole or in part (the “Company’s Affiliates”).

2.           Confidentiality: I will regard and retain as strictly confidential and will not, directly or indirectly, disclose to any third party, or use for any unauthorized purposes either during or at any time after the term of my employment with the Company without limitation regarding time or place, any Confidential Information (as defined below) that I have acquired during my employment or in consequence of my employment or association with the Company or the Company’s Affiliates, without the written consent of an authorized representative of the Company.

“Confidential Information” herein includes, but is not limited to, work product, research and development related to actual or anticipated products, inventions, hardware, computer software programs, databases, designs, techniques, drawings, concepts, processes, methods of manufacture, business plans, customers of the Company and of Company's Affiliates, financial information, marketing plans and any and all trade secrets (whether or not patentable), improvements and know-how related thereto, and any other information or data relating to or concerning the technology, products or services of the Company or the Company Affiliates, in whatever tangible or intangible form and any other commercial secret, as defined in the Commercial Torts Law, 5759-1999, of the Company or any of the Company’s Affiliates. The foregoing shall not apply to any information after it was voluntarily made public by the Company or otherwise reached the public domain by lawful means.

I acknowledge that all such Confidential Information, is essential commercial and proprietary information of the Company or the Company’s Affiliates, or third parties to whom the Company or the Company’s Affiliates owe a duty of confidentiality, which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company or the Company’s Affiliates a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

3.           Return of Confidential Information: All Confidential Information, whether contained in documents, electronic media, magnetic media, servers or otherwise (collectively, the “Documents”), including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into my possession or prepared by me or others, are the exclusive property of the Company or of the Company’s Affiliates, as the case may be. I agree to return to the Company all such Documents immediately upon the earlier of: (i) demand from the Company; or (ii) termination of my employment with the Company.

4.           Rights in Inventions: Inventions created by me prior to my employment with the Company are as listed below (the “Previous Inventions”). Other than the Previous Inventions, I hereby acknowledge and will in the future acknowledge the Company’s (including, as applicable, the Company’s Affiliates) sole and exclusive right, title and interest, domestic and foreign to and in all Inventions.  I furthermore hereby assign and transfer to the Company or to the Company’s Affiliates (to be determined upon the sole and absolute discretion of the Company) to the fullest extent under applicable law, and without additional compensation and consideration, my entire right, title and interest to and in all Inventions.

Without derogating from the aforementioned, I herby explicitly waive (i) any interest, claim or demand that I had, have, or may have in the future for, or may be entitled to, with respect to consideration, compensation or royalty payment in connection with the Inventions, including, but not limited to, any claims for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law – 1967 (the "Patent Law"); (ii) any moral rights, artists’ rights, or any other similar rights worldwide ("Moral Rights") that I had, have or may have in the future in or with respect to the Inventions. I herby acknowledge and declare that the monthly salary and other monetary benefits provided under Section 5 ("Consideration, Benefits and Payments; Reserve Duty") of the PERSONAL EMPLOYMENT AGREEMENT constitutes the entire compensation to which I am entitled to and includes any and all considerations with respect to Inventions which I have developed made, authored, contributed to or worked on, in whole or in part, independently or jointly with others.  I hereby waive all claims and agree never to assert against the Company and/or its Affiliates or licensees, any (i) rights to receive consideration, compensation or royalty payment in connection with the Inventions and/or (ii) Moral Rights.

“Inventions” herein means, collectively, all inventions, ideas, improvements, mask works, discoveries, works, work products, designs, know-how, original works of authorship, formulae, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, and trade secrets, whether or not capable of being patented or copyrighted or protectable as trade secrets, including improvements and derivatives thereof, which during my employment with the Company or twelve (12) months thereafter (or a lesser maximum period permitted by law), I may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others and:

4.1	which are related to the Company’s Business (as defined below); or

4.2
which are related to the Company’s actual or demonstrably anticipated research and development, or to any of the Company’s Affiliates’ actual or demonstrably anticipated research and development which relates to the Company’s Business; or

4.3	which are developed in whole or in part on the Company’s time or with the use of any Company’s or any of the Company’s Affiliates equipment, supplies, facilities, or Confidential Information;

Previous Inventions:
Not Applicable.

5.           Disclosure and Assignment of Inventions: I will promptly disclose, reduce to writing and describe to the Company or to the Company’s Affiliates (as determined at the sole and absolute discretion of the Company) all Inventions. Immediately upon the request of the Company or its Affiliates and/or as required under applicable law, I will promptly execute and sign any written document required to effectuate, evidence and/or register the assignment to the Company  or its designee(s)  of all my rights, title and interests with respect to any and all Inventions, pursuant to Section 4 above.

The “Company’s Business”, as used in this Agreement, includes development and marketing of cancer treatments.

6.           Employee Assistance: I will, at the Company’s expense, assist in preparation and registration of patents and all other intellectual property in favor of the Company or its designee(s) in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my employment with the Company.

7.           Non-Competition: I agree that as long as I am in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, I will not, directly or indirectly, either alone or jointly with others or as an  employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company’s Business, as they shall be at the time of termination of my employment, or (ii) information, processes, technology or equipment which competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company’s Business. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as I have no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

8.           Non-Solicitation:  During the term of my service with the Company and for a period of twelve (12) months after termination of employment, for any reason, I will not, either directly or indirectly, including personally or in any business in which I am an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

9.           No Conflicting Obligations: I will not disclose to the Company any confidential information or material belonging to a third party, including any prior employer or contractor, unless I have first received the written approval of that third party and present it to the Company.

10.           Breach of Obligations: I am aware that a breach of my obligations as detailed above, or part of them, will cause the Company or the Company’s Affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, I agree, that if such a breach occurs, the Company, any of the Company’s Affiliates or any of their designee(s) shall be entitled, without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

11.           Acknowledgements and Declarations:

I hereby declare and acknowledge that:

11.1                  My confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation I receive under the employment agreement to which this Agreement is attached, and are designed to protect the Company’s and the Company Affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

11.2                  Any breach of my obligations under this Agreement shall contradict the nature of the special trust and loyalty between me and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company Affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

11.3                  My obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent me from developing my general knowledge and professional expertise in the area of my business, without infringing on or breaching any of the Company’s rights.

12.           Assignment:  The undertakings set forth herein may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

13.           Survival:  If any one or more of the terms contained in this Agreement shall for any reason in any judicial proceeding to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

ACKNOWLEDGED AND AGREED:

Jonathan Burgin	/s/ Jonathan Burgin	21.2.2011
Employee	Signature	Date